December 18, 2020

Smriti L. Popenoe
C/O Dynex Capital, Inc.
4991 Lake Brook Drive, Suite 100
Glen Allen, VA 23060

Dear Smriti,

The purpose of this letter agreement is to amend the terms of the employment agreement entered into between you and Dynex Capital, Inc. (the “Company”), dated August 28, 2020 (the “Employment Agreement”), to reflect your promotion to President of the Company. The effective date of your promotion will be December 18, 2020 and you will continue to serve as Co-Chief Investment Officer, as well as President. Your annual base salary will be increased to $575,000. Accordingly, Employment Agreement is hereby amended as follows:

1.The first sentence of Section 2(b) is hereby deleted and replaced in its entirety with the following:

“During the Employment Period and prior to December 18, 2020, Executive shall serve as Executive Vice President and Co-Chief Investment Officer (“Co-CIO”), and commencing on December 18, 2020, Executive shall serve as President and Co-CIO. In each case, Executive shall be responsible for performing all duties and responsibilities as are customarily assigned to individuals service in such positions.”

2.Section 3 of the Employment Agreement is hereby amended to replace references therein to “$500,000” with “$575,000.”

3.Sections 7(b)(i)(A), 7(b)(iii)(B) and 7(b)(v) of the Employment Agreement are hereby amended to replace references therein to “Co-CIO” with “President and Co-CIO.”

4.Section 7(b)(i)(B) is hereby amended in its entirety to read as follows:

“(B)    on or following a Change in Control, the assignment to Executive of any duties inconsistent with Executive’s position (including status, office or title as President, Co-CIO or CIO, and reporting requirements), authority, duties, and responsibilities as President, Co-CIO or CIO, or any other action by the Company that results in a diminution in such position (including status, office or title as President or Co-CIO, and reporting requirements), authority, duties and responsibilities as President or Co-CIO, or any requirement that Executive not serve as President and Co-CIO of the Company (other than in the case of promotion to President and CIO of the Company), in all cases excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith.”

The amended terms of your Employment Agreement set forth above will become effective as of December 18, 2020, when these terms have been agreed to and accepted by you. Except as explicitly amended by this letter agreement, the Employment Agreement will continue in full force and effect in accordance with its terms.

Please confirm your agreement with the foregoing by signing and returning to us a copy of this letter agreement.

Sincerely,

Name: Byron L. Boston	Date
Title: Chief Executive Officer

AGREED TO AND ACCEPTED BY:

Smriti L. Popenoe	Date

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